Exhibit 99.1

For Immediate Release

Contact:
Rich Yonker
Vitesse
+1.805.388.3700

Vitesse Closes Previously Announced Debt Restructuring

CAMARILLO, Calif. — October 30, 2009 — Vitesse Semiconductor Corporation (Pink Sheets: VTSS.PK), a leading provider of advanced integrated circuit solutions for Carrier and Enterprise networks, today announced the closing of its previously announced debt restructuring transactions with its major creditors.

The debt restructuring agreements call for the conversion of 96.7% of the Company’s approximately $110 million aggregate principal amount of 1.5% Convertible Subordinated Debentures due 2024 into a combination of cash, equity securities, and secured convertible debentures. With respect to the remaining 3.3% of those convertible debentures, the Company is settling its obligations in cash. Additionally, Vitesse has made a cash payment of approximately $5 million of its $30 million senior secured loan, the terms of which had been amended to facilitate the debt restructuring.

This debt restructuring significantly reduces the total amount of debt burden on Vitesse’s balance sheet by replacing the Company’s approximately $110 million of convertible debt which was due and payable on October 1, 2009 with approximately $50 million of convertible debt due in five years.

“This debt restructuring resolves the issues we have had with our creditors and enables us to focus our resources on optimizing the value of our operations,” said Chris Gardner, chief executive officer of Vitesse. “Management expects that with our improved financial stability and with continued improvements to the economy, the Company will be well positioned to achieve its potential by developing and delivering high-quality, leading-edge products to our customers.”

Under the terms of the debt restructuring transaction, Vitesse is:

•                  Paying approximately $6.4 million as cash consideration to the holders of the 2024 Debentures that participated in the exchange.

•                  Paying approximately $3.6 million in cash to satisfy its obligations to those holders of 2024 Debentures that did not participate.

•                  Issuing approximately $50 million in aggregate principal amount of new convertible secured debentures. These new convertible secured debentures have a five-year term, an 8.0% annual interest rate, and a conversion price of $0.225 per share. The indebtedness under these new convertible secured debentures is secured by a second-priority security interest in substantially all of Vitesse’s assets.

•                  Issuing approximately 173 million shares of common stock along with approximately 771,000 shares of a new Series B Preferred Stock that will be convertible into common stock on a 100:1 basis and that will have a dividend preference relative to the common stock. The Series B Preferred Stock and the new convertible secured debentures include restrictions on conversion that prohibit a holder of these securities from converting them if it would result in the holder beneficially owning more than 9.9% of Vitesse’s outstanding stock.

Assuming the full conversion of the Series B Preferred Stock into common stock, Vitesse would have approximately 481 million shares outstanding. The Company does not currently have a sufficient amount of common stock authorized to permit the conversion of the new convertible debentures into common stock.

The Company plans to seek shareholder approval of an increase in the authorized shares of common stock to permit the full conversion of the convertible secured debentures. If Vitesse has not obtained shareholder approval on or prior to February 15, 2010, Vitesse will pay these debenture holders on February 16, 2010, an additional monthly payment equal to 1.0% of the outstanding principal amount of the new convertible debentures, and Vitesse will be required to pay the additional amount each month until it has obtained shareholder approval. If Vitesse has not obtained shareholder approval prior to February 15, 2011, the holders will have the option to convert the notes for cash as further described in the new Indenture.

As a condition to the closing of the debt restructuring transaction, the Company was obligated to set the size of its Board of Directors at six directors and to appoint two qualified new directors from a list of at least four persons identified by the debt holders prior to November 2, 2009. In order for the Company to satisfy this requirement, two of the Company’s current directors had to resign on or prior to the closing of the debt restructuring. See our Current Report on Form 8-K filed with the SEC on October 28, 2009, for information regarding the resignation of certain members of the Board and the election of new Directors.

This announcement does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities.

For Further Information

The Company this week will file a report on Form 8-K that provides additional information about the terms of the debt restructuring transaction.

About Vitesse

Vitesse designs, develops, and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet, Ethernet-over-SONET, Optical Transport, and other applications. Additional company and product information is available at www.vitesse.com.

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Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding Vitesse’s plans, intentions, and expectations. Such statements include without limitation, statements regarding the impact on the Company and its stockholders from the closing of the debt restructuring transaction. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and Vitesse’s overall business and financial performance can be found in Vitesse’s reports filed with the Securities and Exchange Commission. The risks included above are not exhaustive. Vitesse expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Vitesse’s expectations or any change in events, conditions, or circumstances on which any such statement is based.